Exhibit 99.1

MURPHY USA INC. ANNOUNCES MANAGEMENT CHANGE

El Dorado, AR.– May 21, 2014 – Murphy USA Inc. (NYSE: MUSA) announced today the following management change, effective immediately.    John C. Rudolfs, currently Executive Vice President, Marketing, has decided to leave the Company to pursue other opportunities.  Mr. Rudolfs’ resignation is effective today and his responsibilities have been reassigned to other members of the executive management team.

Andrew Clyde, President and Chief Executive Office of the Company said, “In his tenure at Murphy USA, John has accomplished a great deal and helped position us as a stand-alone public company.  We appreciate his contribution to the growth of the Company and wish him well for the future. ”

Investor/Media Contact:  Tammy L. Taylor, 870-881-6853